Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

HILL INTERNATIONAL, INC.

and

KAREN J. MASK

with respect to

KJM & ASSOCIATES, LTD.

Effective as of May 1, 2007

EXHIBITS TO THE AGREEMENT

Exhibit A:	Form of Escrow Agreement

Exhibit B:	Form of Shareholder’s Release

Exhibit C:	Form of Employment Agreement

Exhibit D:	Form of Non-Competition and Confidentiality Agreement

DEFINITIONS: See ARTICLE VII

SCHEDULES TO THE AGREEMENT

Schedule 1.6(i)	Automobile Benefits

Schedule 2.1:	Ownership of Shares; Title

Schedule 2.3:	No Conflicts

Schedule 3.1(c):	Qualifications in Foreign Jurisdictions

Schedule 3.3:	Affiliate Transactions

Schedule 3.4(a):	Consents and Approvals; No Violations

Schedule 3.4(b):	Permits

Schedule 3.5:	Title to and Condition of Assets

Schedule 3.6:	Tax Matters

Schedule 3.7(a):	Annual Financial Statements

Schedule 3.7(b):	Interim Financial Statements

Schedule 3.7(c):	Closing Date Balance Sheet

Schedule 3.7(d):	Absence of Undisclosed Liabilities

Schedule 3.8:	Material Contracts

Schedule 3.8(b):	Material Contracts Not Valid, Binding and Enforceable

Schedule 3.8(c):	Bank Accounts

Schedule 3.9:	Litigation

Schedule 3.10(a):	Employee Benefit Plans

Schedule 3.10(b):	Employee Benefit Plans Not Delivered to Buyer

Schedule 3.10(e):	Employee Benefit Plan; Determination Letters

Schedule 3.10(f):	ERISA Plan Deficiencies, Terminations and Liabilities

Schedule 3.10(g):	Actions with Respect to ERISA Plans

Schedule 3.10(k):	Payments to Employees

Schedule 3.11(a):	Labor Relations

Schedule 3.11(b):	Employees

Schedule 3.12(a)(1):	Intellectual Property

Schedule 3.12(a)(2):	Intellectual Property

Schedule 3.12(b):	Intellectual Property Rights, Misappropriations and Infringements

Schedule 3.12(c)	Intellectual Property Rights, Liens

Schedule 3.13:	Environmental Matters

Schedule 3.14:	Absence of Material Changes or Events

Schedule 3.15:	Compliance with Laws

Schedule 3.16(a):	Insurance Policies

Schedule 3.16(b):	Insurance Policies: Breaches and Defaults

Schedule 3.17:	Brokers and Finders

Schedule 3.18:	Accounts Receivable

Schedule 3.20:	Prepayments and Deposits

Schedule 3.22:	Change of Control Obligations

Schedule 3.23:	Reimbursable Expenses

Schedule 5.1:	Books and Records Delivered to Buyer

Schedule 5.3:	Purchase Price Allocation

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated May 10, 2007 (this “Agreement”), between Hill International, Inc., a Delaware corporation (“Buyer”), and Karen J. Mask (the “Shareholder”) as sole shareholder of KJM & Associates, Ltd., a Washington corporation (the “Company”);

WHEREAS, the Shareholder is the sole beneficial and record owner of 800,000 of the issued and outstanding common shares, par value $.01 per share, of the Company (the “Shares”), which as of the date hereof constitute all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Shareholder desires to sell, and the Buyer desires to purchase, all of the Shares of the Company, for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

SALE OF STOCK

1.1 The Sale.

Upon the terms and subject to the conditions of this Agreement, at the closing of the transactions contemplated by this Agreement, the Shareholder will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase for cash and other consideration as described in this Agreement, acquire and accept from the Shareholder, all of the Shares.

1.2 Purchase Price.

(a) The aggregate consideration to be paid for the Shares at the Closing shall be the amount of $9,350,000 (the “Purchase Price”).

(b) In accordance with the terms and conditions set forth in this Agreement, at the Closing the Buyer shall pay: (i) to an escrow agent mutually agreed to by the Buyer and the Shareholder (the “Escrow Agent”), $1,000,000 of the Purchase Price in the form of shares of common stock of the Buyer, par value $.0001 (the “Buyer Stock”) having a value of $1,000,000 (the “Restricted Shares Amount”) calculated as set forth in Section 1.2(d) below (such shares, rounded to the nearest whole number, the “Restricted Shares”), with such Restricted Shares to be held and disbursed by the Escrow Agent in accordance with the terms of the escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”); and (ii) to the Shareholder, an amount in cash equal to $8,350,000 (the “Cash Payment”) by wire transfer of immediately available funds pursuant to instructions provided to the Buyer by the Shareholder prior to the Closing, all as consideration for the Shares.

(c) Restricted Shares. All of the Restricted Shares will not be released from escrow except in accordance with the Escrow Agreement and cannot be sold until after the first anniversary of the Closing Date and will bear a restrictive legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR AN OPINION OF COUNSEL TO HILL INTERNATIONAL, INC. THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(d) Restricted Share Price. The price of the Restricted Shares used to calculate the number of Restricted Shares to be delivered at Closing (the “Restricted Shares Price”) will be the resulting price of Buyer Stock calculated on the basis of the daily average of the closing of the Nasdaq Global Market price for Buyer Stock for the ten trading days up to and including the day preceding the Closing Date.

1.3 Closing Date Balance Sheet. On the Closing Date, the Shareholder and the Buyer shall jointly prepare a balance sheet of the Company as of April 30, 2007 (the “Closing Date Balance Sheet”).

1.4 Closing. The consummation of the purchase and sale transaction contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”) at the offices of McCarter & English, LLP, 245 Park Avenue, New York, New York, or at such other place or time or both as Buyer and Shareholder may mutually agree. Notwithstanding the execution and delivery of this Agreement on May 10, 2007, Buyer and Shareholder agree that for all purposes hereunder, including accounting, financial reporting, taxes and results of operations, the Closing shall be deemed to have occurred and become effective as of 12:01 a.m. (New York Time) on May 1, 2007 (the “Effective Time”).

1.5 Deliveries by the Shareholder. At the Closing, the Shareholder will deliver the following to Buyer:

(a) Certificates evidencing the Shares, each accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, and any other documents that are necessary to transfer to Buyer good title to all the Shares free and clear of all Liens (as hereinafter defined);

(b) The resignations of all members of the Board of Directors of the Company;

(c) The stock books, stock ledgers, minute books, other corporate records and corporate seals of the Company;

(d) A certificate, duly executed by the Shareholder certifying (i) that the Shareholder has performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed and complied with by her on or prior to the Closing and (ii) that the representations and warranties contained herein are true in all material respects as of the Closing Date;

(e) A certificate of the Secretary or an Assistant Secretary of the Company which shall certify the names of the officers of the Company, together with the true signatures of such officers and attaching as exhibits thereto a certified copy of the Company’s articles of incorporation, bylaws and a good standing certificate issued by the Secretary of State of the State of Washington;

(f) A Counterpart to the Escrow Agreement, duly executed by the Shareholder in the form of Exhibit A;

(g) A Shareholder’s Release in the form of Exhibit B, duly executed by the Shareholder;

(h) A Counterpart to the Employment Agreement, duly executed by the Shareholder in the form of Exhibit C;

(i) A Counterpart to the Non-Competition and Confidentiality Agreement, duly executed by the Shareholder in the form of Exhibit D (the “Non-Competition Agreement”); and

(j) All other documents, instruments and writings required to be delivered by the Shareholder at or prior to the Closing Date pursuant to this Agreement and such other matters as may be reasonably requested by Buyer in order to effectuate the intent of this Agreement.

1.6 Deliveries by Buyer. At the Closing, Buyer will deliver the following:

(a) The Purchase Price, in accordance with Section 1.2(b);

(b) A certificate, duly executed by an authorized officer of Buyer, dated as of the Closing Date, certifying (i) that Buyer has performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed and complied with by it on or prior to the Closing and (ii) that its representations and warranties contained herein are true in all material respects as of the Closing Date;

(c) Certified copies of the resolutions, duly adopted by the Board of Directors of Buyer, that will be in full force and effect at the time of delivery, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein;

(d) A certificate of the Secretary or an Assistant Secretary of the Buyer which shall certify the names of the officers of the Buyer authorized to sign this Agreement, the other documents, agreements or certificates to be delivered pursuant hereto or thereto by the Buyer or any of its officers, together with the true signatures of such officers;

(e) Any third party consents required in connection with the transactions contemplated by this Agreement;

(f) A counterpart to the Escrow Agreement, duly executed by an authorized officer of Buyer and the Escrow Agent;

(g) A Counterpart to the Employment Agreement, duly executed by an authorized officer of Buyer;

(h) Counterpart to the Non-Competition Agreement, duly executed by an authorized officer of the Buyer;

(i) Evidence, in a form reasonably satisfactory to the Shareholder, that each employee of the Company with the position of Vice President or higher shall retain their respective title, salary, vacation benefits, automobile benefits (as set forth on Schedule 1.6(i)) and position with the Company as of the Closing and each such individual shall be granted the option to acquire 5,000 shares of Buyer Stock under, and subject to the terms and conditions of (including requirements as to vesting), the Hill International, Inc. 2006 Employee Stock Option Plan; provided, however, that the foregoing shall not constitute an employment contract or guarantee of employment for any particular duration, that each such employee shall be at will, and that Buyer may, in its discretion, at any time following the Closing terminate any such employee; and

(j) All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement and such other matters as may be reasonably requested by the Shareholder in order to effectuate the intent of this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF

THE SHAREHOLDER WITH RESPECT TO HERSELF

The Shareholder hereby represents and warrants to Buyer (which representations and warranties shall be true and complete on and as of the Closing Date) as follows:

2.1 Ownership of Shares; Title. The Shareholder is the owner of record and beneficially of the all of the issued and outstanding shares of capital stock of the Company as set forth next to her name on Schedule 2.1. All such shares of capital stock of the Company are owned by the Shareholder free and clear of any claim, levy, charge, pledge, hypothecation, trust, security interest, proxy, voting arrangement, conditional sale or title retention contract, or other encumbrance or restriction of any kind, including marital property claims or claims arising from divorce or separation proceedings or settlements and restrictions affecting voting rights, transferability or incidents of record or beneficial ownership (any of which being referred to as a “Lien”). The consummation of the sale of the Shares will convey to Buyer good and marketable title to the Shares free and clear of all Liens. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Shares to which Shareholder is a party or is bound thereto. Except for this Agreement (and the other documents, agreements and instruments executed and delivered in connection herewith), there are no outstanding warrants, options, rights or agreements of any kind to acquire from Shareholder any Shares owned by Shareholder. All of such Shares are validly issued, fully paid and nonassessable.

2.2 Authority. The Shareholder has full power, legal right, capacity and authority to execute and deliver this Agreement, to sell the Shares in accordance with the terms and subject to the conditions of this Agreement, and to consummate the transactions contemplated hereby and no consent of any third party not previously obtained is required to do so. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action and no other proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms. The Shareholder is not a party to any Action.

2.3 No Conflicts. Except as set forth in Schedule 2.3, the execution, delivery and performance by the Shareholder of this Agreement and any other agreement executed by the Shareholder in connection herewith, including without limitation, as applicable, the Escrow Agreement, the Employment Agreement, the Non-Competition Agreement and any other agreement, certificate or document relating hereto and thereto, and the transactions (and the consummation of the transactions) contemplated hereby and thereby will not: (a) violate or conflict with any laws, rules or regulations of any Governmental Authority; (b) result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, or require any consent under, any provision of (i) any debt instrument, indenture, mortgage agreement or other instrument or arrangement to which the Shareholder is a party or by which any of the Shares owned by the Shareholder is bound or (ii) any judgment, order or decree by which the Shareholder is bound or by which any of the Shares owned by the Shareholder is bound or affected, or (c) result in the imposition of any Lien on any of the shares of capital stock of the Company owned by the Shareholder prior to their transfer to Buyer or result in a Lien attaching thereto after such transfer except as a result of actions taken solely by Buyer.

2.4 Investment Representations. The Shareholder has such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of holding the Restricted Shares, and the financial condition of the Shareholder is such that she is able to bear the economic risk of holding such Restricted Shares for an indefinite period of time. The Shareholder understands that holding the Restricted Shares and the operation of Buyer’s business are subject to numerous risks. Such Restricted Shares are being or will be acquired by the Shareholder for her own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States or any state thereof. The Shareholder is an “accredited investor” as defined by Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Shareholder acknowledges that the Restricted Shares have not been registered under the Securities Act and that such Restricted Shares cannot be offered, sold or transferred to any party unless (i) they are registered under the Securities Act or (ii) unless such offer, sale or transfer is pursuant to a valid exemption from such registration requirements. Shareholder acknowledges that Buyer is under no obligation to effect the registration referred to in clause (i). Shareholder understands that any offer, sale or transfer pursuant to clause (ii) may require an opinion of counsel that registration is not required pursuant to the Securities Act or under applicable state securities laws.

2.5 Information Representations. The Shareholder represents that she has received a copy of the Buyer’s 2006 Annual Report, the Buyer’s Annual Report on Form 10-K for the year ended December 30, 2006, and the Buyer’s Proxy Statement dated April 30, 2007 (collectively, the “Buyer Public Disclosure”). The Shareholder has read and is familiar with the Buyer Public Disclosure. The Shareholder is not relying on any offering literature or prospectus regarding the Buyer Stock other than the Buyer Public Disclosure and no oral representations or warranties have been made to her. Shareholder acknowledges and represents that she has had the opportunity to ask questions of Buyer’s management and to receive answers concerning the Buyer Stock.

2.6 Additional Representations. The Shareholder has been advised by Buyer to consult with the Shareholder’s own personal tax advisor to determine the effect of receiving the consideration to be provided under the Agreement, including the Restricted Shares, on the Shareholder’s federal income tax status.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE

SHAREHOLDER WITH RESPECT TO THE COMPANY

The Shareholder represents and warrants to Buyer (which representations and warranties shall be true and complete on and as of the Closing Date) with respect to the Company as follows:

3.1 Organization; Authority; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on the business conducted by it as now conducted.

(b) Complete and correct copies of the Articles of Incorporation and By-Laws of the Company, as in effect on the date hereof, and copies of the stock books, stock ledgers, minute books and other corporate records of the Company, complete and correct as of the date hereof, have been made available or delivered to Buyer prior to the Closing Date.

(c) The Company is duly qualified or licensed and in good standing to do business as a foreign corporation in each such jurisdiction in which such qualification is required, as all such jurisdictions are set forth on Schedule 3.1(c), and there are no other jurisdictions in which the Company’s ownership of property, or the manner in which the Company conducts its business, requires such qualification.

3.2 Capitalization.

(a) The capitalization of the Company consists of (i) 4,000,000 authorized common shares, par value $.01 per share, of which 800,000 common shares are issued and outstanding and (ii) 1,000,000 authorized preferred shares, par value $.01 per share, of which no preferred shares are issued and outstanding. All of the Shares are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights.

(b) The common shares of the Company held by the Shareholder as of the date hereof represent all of the issued and outstanding capital stock and equity interests in the Company. Except for the common shares of the Company held by the Shareholder as of the date hereof, there are no (i) subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character, whether oral or written, relating to the issuance, transfer or sale, delivery, transfer, voting or redemption (including any right of conversion or exchange under any outstanding security or other instrument) of any of the capital stock or other equity interests of the Company, or (ii) agreements, arrangements, or understandings granting any Person any rights in the Company similar to capital stock or other equity interests. All of the Shares were issued by the Company in compliance with all applicable securities laws. There are no (and except for this Agreement and the other documents and instruments to be executed and delivered in connection herewith at the Closing, there will not be any) voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Shares to which the Shareholder or the Company is a party or is bound thereto.

(c) The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any Person.

3.3 Affiliate Transactions. Schedule 3.3 sets forth a correct and complete list of all arrangements, contracts, understandings, agreements or transactions (whether written or oral) in existence between the Company, on the one hand, and the Shareholder or any Affiliate of the Shareholder or any business or entity in which the Shareholder or any Affiliate of the Shareholder, has any direct or indirect interest (other than the Company), on the other hand (each, an “Affiliate Transaction”, and together the “Affiliate Transactions”). Except as set forth on Schedule 3.3, all such arrangements or transactions shall terminate upon the Closing and all amounts due from the Company thereof to the Shareholder and its Affiliates thereof shall be satisfied in full from the Purchase Price at the Closing.

3.4 Consents and Approvals; No Violations.

(a) Except as set forth on Schedule 3.4(a), no filing with, and no permit, authorization, consent or approval of, any Governmental Authority, domestic or foreign, is necessary for the consummation by the Shareholder of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.4(a), neither the execution and delivery of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby nor compliance by the Shareholder with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any debt instrument, indenture, license, contract, agreement or other arrangement, instrument or obligation to which the Shareholder or the Company is a party or by which the Shareholder or the Company or any of the Company’s properties or assets may be bound, or (iii) violate any judgment, order, writ, injunction, decree, law, rule or regulation applicable to the Shareholder or the Company.

(b) The Company has and maintains, and the licenses, permits and approvals (both public and private) listed on Schedule 3.4(b) hereto (the “Permits”) comprise, all licenses, permits and other authorizations from all Governmental Authorities as are necessary or desirable for the conduct of the Company’s business as now conducted, or in connection with the ownership or use of the assets or properties owned or held by it. Except as expressly designated on Schedule 3.4(b), none of the Permits will be adversely affected by, or subject to the consent to transfer of any Person as a result of, the transactions contemplated by this Agreement.

3.5 Title to and Condition of Assets. All real property leased by the Company (the “Leased Properties”) is correctly identified on Schedule 3.5. The Company owns no real property. Except as set forth on Schedule 3.5, the Company has (i) a valid leasehold interest in the Leased Properties and (ii) good and valid title, free and clear of all liens, or a valid leasehold interest in, as the case may be, in any and all equipment, machinery and computer hardware reflected in the Interim Balance Sheet or acquired subsequent thereto and operated in the Ordinary Course of Business (except as sold or disposed of in the Ordinary Course of Business). Schedule 3.5 lists all such equipment, machinery and other leases that are capital leases, in each case which contemplates aggregate payments by the Company in excess of $50,000 (hereinafter, a “Capital Lease”).

3.6 Tax Matters. Except as set forth on Schedule 3.6:

(a) The Company has filed all Tax Returns that it has been required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has not received written notice or other communications in the last five (5) years from an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No foreign, federal, state, provincial or local Tax audits or administrative or judicial Tax proceedings are formally pending or being conducted with respect to the Company. The Company has never received from any foreign, federal, state, provincial or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company which has not been resolved on or before the first date set forth herein. Schedule 3.6 lists all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2003 and indicates those Tax Returns that currently are subject to audit. The Shareholder has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2003.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company has not filed a consent under §341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G (or any corresponding provision of state, local or foreign law). The Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) does not have any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Company (A) did not, as of December 31, 2006, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face (rather than in any notes thereto) of the Interim Balance Sheet (as defined in Section 3.7(b)) and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company in filing its Tax Returns.

(g) No power of attorney granted by the Company with respect to any Taxes or otherwise is currently in force.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in method of accounting for a Taxable period ending on or prior to the Closing Date, other than as may have been approved in writing by Buyer; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(i) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

(j) The Company has not (i) sold any property or undertaken any transaction pursuant to which cash or other property was received prior to the Closing and income or gain will be recognized on or after the Closing, (ii) owned, directly or indirectly, stock in a “passive foreign investment company”, a “controlled foreign corporation”, a “foreign personal holding company”, or a “foreign investment company”, (iii) taken the position that any income constitutes “blocked income” and is therefore not currently taxable, (iv) held directly or had a right to use any “tax-exempt use property) within the meaning of Code Section 168(h), (v) owned any property securing debt the interest on which was tax exempt under Code Section 103, (vi) owned any property considered to be owned by another Person under the safe-harbor lease provisions of Code Section 168(f)(8), or (vii) engaged in any “listed” or “reportable” transactions as defined in the Code. The shares of stock in the Company owned by the Shareholder is not subject to any “non-lapse restriction” under Code Section 83.

(k) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local tax law in jurisdictions in which such election was available and, in fact, made) at all times during its existence and the Company will be an S corporation up to and including the Effective Time. The Company has no potential liability for any Taxes under Section 1374 of the Code (or any other comparable provision of state or local law). The Company has not, since its organization, (i) acquired assets from another corporation in a transaction in which the Company’s tax basis for the assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or of any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. Neither the Company nor the Shareholder has taken any action that would cause, or result in, a termination of the S corporation status of the Company under federal, state, or local Tax law (other than the sale of the Shares pursuant to this Agreement). There are no grounds for the revocation of any such election and no such election will be revoked retroactively or otherwise. Every Person that has ever been a holder of any interest treated as an equity interest in the Company has been a Person that is eligible to own equity interests in an “S corporation” (as that term is defined in Code Section 1361(a)(1)) without causing the Company to fail to be treated as a “small business company” within the meaning of Code Section 1361(b)(1). Immediately prior to the Closing Date, the Shareholder will be an “S corporation shareholder” within the meaning of Treasury Regulation Section 1.338(h)(10)-1(b)(5), determined (solely for purposes of this sentence) as if the transactions contemplated by this Agreement were effective as of the Closing Date.

(l) For purposes of this Agreement:

(i) “Taxes” (or “Tax” or “Taxable” or “Taxing” where the context requires) shall mean any and all alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, income, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment imposed by or on behalf of any federal, state, county, local, foreign or other Governmental Authority, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement of any Tax laws, rules or procedures.

(ii) “Tax Return” shall mean any federal, state, local or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis, including any schedule or attachment thereto and any amendment thereof.

3.7 Financial Statements; Absence of Undisclosed Liabilities.

(a) Set forth on Schedule 3.7(a) are true and complete copies of the unaudited balance sheet of the Company as of December 31, 2006 (being hereinafter referred to as the “December 31, 2006 Balance Sheet”), and the related unaudited statements of operations, shareholders’ equity, and cash flows for the fiscal period then ended (together with the related notes and related schedules thereto), which financial statements have been reviewed by Clark Nuber P.S., the Company’s independent public accountants (collectively, with the December 31, 2006 Balance Sheet, the “Financial Statements”). The December 31, 2006 Balance Sheet (including the related notes and related schedules thereto) fairly presents in all material respects the financial condition of the Company as of the date thereof and the other related year end statements included in the Financial Statements (including the related notes and related schedules thereto) fairly present in all material respects the results of operations of the Company for the fiscal year then ended; and each of the Financial Statements (including the related notes and related schedules thereto) has been prepared in conformity with GAAP, and have been prepared from and in accordance with the books and records of the Company except as otherwise noted therein.

(b) Set forth on Schedule 3.7(b) are true and complete copies of the unaudited balance sheet of the Company as of March 31, 2007 (being herein referred to as the “Interim Balance Sheet”), and the related unaudited internally prepared statements of operations, shareholders’ equity, and cash flows for the fiscal period then ended (collectively, with the Interim Balance Sheet, the “Interim Financial Statements”). The Interim Balance Sheet fairly presents in all material respects the financial condition of the Company as of the date thereof and the other related internally prepared statements included in the Interim Financial Statements fairly present in all material respects the results of operations of the Company for the fiscal period then ended. Each of the Interim Financial Statements has been accurately and completely prepared from and in accordance with the books and records of the Company except as otherwise noted therein.

(c) The Closing Date Balance Sheet to be delivered pursuant to Section 1.3, a true and complete copy of which shall be set forth on Schedule 3.7(c) at the Closing, fairly presents in all material respects the financial condition of the Company as of the date thereof and has been accurately and completely prepared from and in accordance with the books and records of the Company except as otherwise noted therein.

(d) Except as set forth on Schedule 3.7(d), the Company has no liabilities or obligations of any type (whether accrued, contingent, absolute, fixed or otherwise) that are required by GAAP to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or the notes thereto that were not (i) fully reflected in, reserved against or otherwise disclosed in the Interim Balance Sheet or the Closing Date Balance Sheet (or the notes thereto) or (ii) incurred since December 31, 2006 in the Ordinary Course of Business.

3.8 Material Contracts.

(a) Schedule 3.8 sets forth a list, as of the date hereof, of the following contracts, agreements, arrangements or understandings, whether written or oral, to which the Company is a party (together, the “Material Contracts”):

(i) each employment, severance, management, consulting and other agreement involving compensation for services rendered or to be rendered to the Company;

(ii) each credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment, evidence of indebtedness, or other contract relating to indebtedness for borrowed money;

(iii) the leases relating to the Leased Properties and the Capital Leases;

(iv) each contract, agreement or other arrangement granting any Person any preferential right to purchase any of the properties or assets of the Company;

(v) each collective bargaining or similar agreement (the “Collective Bargaining Agreements”) with any labor unions or associations representing employees of the Company;

(vi) each Employee Benefit Plan (as hereinafter defined);

(vii) each contract, agreement, arrangement or understanding with the Shareholder or a director or officer (or family member thereof) of the Company;

(viii) each contract, agreement, arrangement or understanding for the future purchase of, or payment for, supplies, products or services, in each case involving consideration of over $50,000;

(ix) each contract, agreement, arrangement or understanding to sell or supply products or to perform services, in each case involving consideration of over $50,000;

(x) each partnership or joint venture agreement;

(xi) each contract, agreement, arrangement or understanding limiting or restraining the Company from engaging or competing in any lines or business with any person, firm, corporation or other entity;

(xii) each contract, agreement, arrangement or understanding providing for rights of indemnification, release or exculpation by the Company in favor of any officer, director, employee or agent or financial advisor of the Company or any other person or entity;

(xiii) each other contract, agreement, arrangement or understanding entered into outside of the Ordinary Course of Business;

(xiv) each contract, agreement, arrangement or understanding to donate or gift funds or property; and

(xv) any other contract, agreement, arrangement or understanding to which the Company is a party or its assets are bound where liability to it exceeds $50,000 thereunder.

(b) The Company has delivered or made available to Buyer copies of all Material Contracts. Except as set forth on Schedule 3.8(b), all of the Material Contracts are valid, binding and enforceable obligations of the Company, as the case may be, enforceable against the Company in accordance with their terms, and neither the Company nor, to the Knowledge of the Shareholder, the other party thereto, is in breach of or default under any such Material Contract. The Company has not received any notice of nor, to the Knowledge of the Shareholder, is there any basis for cancellation or termination of any Material Contract, and has fulfilled all obligations under each Material Contract which were required to be fulfilled by the Company prior to the Closing. Each Material Contract will continue in full force and effect and will not be affected by the consummation of the transactions contemplated hereunder. To the Knowledge of the Shareholder, no Material Contract with respect to the provision of services by the Company is dependent upon the Company being a woman-owned business, whether certified or otherwise.

(c) Schedule 3.8(c) sets forth a complete list of all bank and savings accounts, certificates of deposit, safe deposit boxes and credit cards issued to the Shareholder or employees of the Company or other depositaries of Company funds, and those persons authorized to sign thereon.

3.9 Litigation. Except as set forth on Schedule 3.9, there are no claims, legal actions, suits, administrative, arbitration or other proceedings or governmental investigations (collectively, the “Actions”) pending or, to the Knowledge of the Shareholder, threatened, and since January 1, 2006 there have been no Actions brought, and the Shareholder is not aware of any basis for any Action, against the Company (or against any officer or director of the Company, in their capacity as an officer or director of the Company) or against the real properties used or occupied by the Company or any other asset of the Company at law or in equity, before any Governmental Authority.

3.10 Employee Benefit Plans; ERISA.

(a) Schedule 3.10(a) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, 401(k), pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(l) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (an

“ERISA Affiliate”), for the benefit of any employee or former employee of the Company, whether formal or informal and whether legally binding or not (the “Employee Benefit Plans”). Schedule 3.10(a) identifies each of the Employee Benefit Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”).

(b) Except as set forth on Schedule 3.10(b), with respect to each of the Employee Benefit Plans, the Company has heretofore delivered to Buyer true, current and complete copies of each of the following documents: (i) each Employee Benefit Plan (including all amendments thereto); (ii) the annual report on Form 5500 and accompanying schedules attached thereto, for the last three years for each Employee Benefit Plan with respect to which a Form 5500 is required to be filed; (iii) the actuarial report with respect to each Employee Benefit Plan for the last three years for each such plan for which an actuarial report is required to be prepared; (iv) the most recent summary plan description and summary of material modifications, if any, for each Employee Benefit Plan for which a summary plan description is required; (v) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401 of the Code, and any outstanding requests for determination letters; and (vi) each trust agreement or group annuity contract relating to any Employee Benefit Plan.

(c) None of the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof or the Shareholder has engaged in a transaction or has taken or failed to take action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 406 or 502(i) of ERISA or Section 409 or 502(l) of ERISA, or a tax imposed pursuant to Section 4975, 4976, or 4980B of the Code. No ERISA Plan has been terminated nor has there been any “reportable event” (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation (“PBGC”).

(d) Each of the Employee Benefit Plans has been and is operated and administered in accordance with its terms. The Company and all of the Employee Benefit Plans are in compliance with applicable requirements of the Code, ERISA, and any applicable law, including, but not limited to, requirements as to the filing of all reports and the disclosures required to be filed or furnished to governmental agencies, participants and beneficiaries of any such ERISA Plan.

(e) Except as set forth on Schedule 3.10(e), each ERISA Plan intended to qualify under the Code has received a favorable determination letter as to its qualification under the Code, no such determination letter has been revoked and nothing has occurred, whether by action or failure to act, which could reasonably be expected to cause the loss of such qualification or result in costs to the Company under the Internal Revenue Service’s Employee Plans Compliance Resolution System. All such ERISA Plans have been amended to comply with the recent tax legislation commonly known as “GUST” and “EGTRRA” within the applicable remedial amendment period, and except as set forth on Schedule 3.10(e), each such ERISA Plan has timely filed or will timely file for a favorable determination letter with the IRS covering the changes required by GUST and EGTRRA within the applicable remedial amendment period.

(f) Except as set forth on Schedule 3.10(f), with respect to each ERISA Plan which is an employee pension benefit plan as defined in ERISA: (i) all required contributions which are due prior to the Closing have been timely made in accordance with applicable law, (ii) all such contributions which are not due prior to the Closing have been properly accrued to the extent required by GAAP, (iii) neither the Shareholder in its capacity as fiduciary, if applicable, nor the Company has incurred any accumulated funding deficiency (as defined in Section 412 of the Code and Section 302 of ERISA) or applied for a waiver of the minimum funding standards under Section 412 of the Code, and (iv) the financial statements of the Company reflect all liabilities arising under each ERISA Plan in a manner satisfying the applicable requirements of Statements of Financial Accounting Standards (SFAS) Nos. 87, 88, 106, and 112. With respect to any ERISA Plan subject to Title IV of ERISA, the Shareholder in her capacity as fiduciary, if applicable, and the Company have not incurred any liability to such ERISA Plan or to the PBGC, other than for payment of premiums, all of which have been paid when due under Title IV of ERISA. Except as set forth on Schedule 3.10(f), no termination or partial termination of any ERISA Plan has occurred within the last three years, nor has a notice of intent to terminate any existing ERISA Plan been issued by the Company. The PBGC has not instituted any proceedings to terminate any ERISA Plan.

(g) Except as set forth on Schedule 3.10(g), there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company or the Shareholder, threatened with respect to any ERISA Plan, and there are no facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course).

(h) Except as set forth on Schedule 3.10(h), neither the Company nor any ERISA Affiliate contributes or is obligated to contribute or has ever been obligated to contribute to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and neither the Company nor any ERISA Affiliate has withdrawn from such a multiemployer plan in a complete or partial withdrawal under Section 4201 and Subtitle E of Title IV of ERISA, at any time prior to or as of the Closing.

(i) The Company does not maintain any voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code (a VEBA) with respect to any ERISA Plan.

(j) The Company and each ERISA Plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code and Section 607(1) of ERISA) have complied with the applicable requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA. Except as required by law, the Company does not maintain, contribute to or have any liability or obligation with respect to an employee welfare benefit plan that provides health benefits for current or future retired or terminated employees or directors (or any spouse or dependents thereof). The Company and each such ERISA Plan which is a “group health plan” has, prior to the Closing, materially complied with the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees of the Company.

(k) Except as set forth on Schedule 3.10(k), no plan, agreements, understandings or arrangements exist that could result in the payment to any employee of the Company of any money or other property rights or accelerate or provide any other rights or benefits to any such employee as a result of (i) the transactions contemplated by this Agreement (whether or not such payment, acceleration, or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered) or (ii) the severance, termination or resignation of any such employee. Except as set forth on Schedule 3.10(k), the Company does not, as of the Closing Date, owe any amount to any employee for salary or for accrued vacation days, personal days or sick pay.

(l) Except as set forth on Schedule 3.10(l), the Company does not maintain any “nonqualified deferred compensation plan”, as that term is defined in Section 409A of the Code (which may include individual contracts and other arrangements not denominated as deferred compensation plans), and each nonqualified deferred compensation plan meets the requirements of Code Section 409A(a)(2), (3) and (4) in form and operation.

3.11 Labor Relations; Employees.

(a) Except as set forth on Schedule 3.11(a), (i) there is no labor strike, slowdown, lockout, work stoppage, arbitration, lawsuit or administrative proceeding relating to labor or employment matters, or other labor dispute pending or, to the Knowledge of the Shareholder, threatened against the Company, (ii) there is no unfair labor practice charge or other proceeding involving the Company pending or, to the Knowledge of the Shareholder, threatened before the National Labor Relations Board or any similar state or foreign agency, (iii) there are no written personnel policies, rules or procedures applicable to employees of the Company and (iv) the Company is in compliance with all applicable laws, regulations, orders and all agreements of which it is a party, including but not limited to the union contracts relating to the employment of labor, wages and hours, labor relations, civil rights, safety and health, and/or workers’ compensation.

(b) Except as set forth in Schedule 3.11(b), (i) the Company is not now nor ever has been a party to or bound by any collective bargaining agreement or union contract that covers or covered the Company’s employees and (ii) the Company’s employees are not now nor have ever been organized pursuant to any formal or informal association or represented by an elected or appointed individual in any talks or negotiations with the Company.

(c) The Company is in compliance with the requirements of the Worker Adjustment and Retraining Notification Act (“WARN”) and has no liabilities pursuant to WARN and is in compliance with the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder (“OSHA”) and has no liabilities pursuant to OSHA.

(d) To the Knowledge of the Shareholder, no state or federal court or administrative agency has asserted or ruled that the Company, any of its Affiliates or any other entity are joint employers for purposes of any applicable employment law or regulation.

3.12 Intellectual Property.

(a) Schedule 3.12(a)(1) discloses all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, current customer lists, copyrights and copyright applications as to which the Company is the owner or the exclusive licensee. Except as set forth on Schedule 3.12(a)(2), the Company owns and is entitled to use, all patents, trademarks, trade names, service marks, processes, know-how, customer lists and trade secrets (collectively, the “Intellectual Property”) used in, or necessary for, the conduct of its business as currently conducted.

(b) Except as disclosed in Schedule 3.12(b), to the Knowledge of the Shareholder, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any patents, patent applications, trademarks, copyrights, trade secrets, or other intellectual property rights of third parties and the Company nor its respective directors, officers and employees has received any charge, complaint claim, demand or notice alleging any such interference, infringement, misappropriation, or violation. Except as disclosed in Schedule 3.12(b), to the Knowledge of the Shareholder, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(c) Except as disclosed in Schedule 3.12(c), with respect to each item of Intellectual Property: (i) if owned by the Company, the Company possess all right, title and interest in and to the item, free and clear of any lien, license or other restriction, and if owned by a third party and used by the Company, the license, sublicense, agreement or permission covering the item is legal valid, binding, enforceable, and in full force and effect; and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Shareholder, threatened, which challenges the legality, validity, enforceability, use or ownership of the item, as applicable. Except as disclosed in Schedule 3.12(c), the Company has the right to use the names, service marks, trademarks and other intellectual property material to the conduct of its business, and in the case of such names, service marks and trademarks, in each state of the United States, such right of use is free and clear of any liens and no other person has the right to use such names, service marks or trademarks in any such state.

(d) Schedule 3.12(d) identifies (i) all third parties that share with the Company rights to the Company’s registrations or applications for the Company-registered Intellectual Property, including, without limitation, joint owners and co-applicants, (ii) all material licenses and rights granted by the Company to its Intellectual Property, including licenses and rights granted orally, (iii) all material Intellectual Property that the Company licenses or otherwise is granted rights from third parties (including Company employees), including all rights granted in writing and orally, for use in the conduct of the Company’s business as presently conducted, (iv) all material restrictions and obligations contractually imposed on the Company’s ability to exercise, sell, transfer or license to another party the Intellectual Property of the Company and (v) all material payments the Company is contractually obligated to make to a third party due to the Company’s exercise, sale, transfer or licensing to another party of the Intellectual Property of the Company.

(e) Except as set forth on Schedule 3.12(e), computer software and proprietary databases owned or in-licensed by the Company in connection with the business other than licenses for commercially available off-the-shelf and “shrinkwrap”, “click-through” or similar computer software do not include “open source” or “copyleft” obligations that require the Company to make any public disclosures or general availability of source code included within the Intellectual Property of the Company, which source code is material to the conduct of the Company’s business as presently conducted.

(f) The Company takes reasonable measures to protect the confidentiality of trade secrets and proprietary data (including any customer list, record of financial information constituting a trade secret) relating to its business that is currently treated as confidential by the Company.

(g) Except as set forth in Schedule 3.12(g), the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other person in respect of, the Company’s right to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the Company’s business as currently conducted.

3.13 Environmental Matters.

(a) Definitions. For the purposes of this Section 3.13, the following terms shall have the meanings set forth below:

(i) “Environmental Laws” shall mean any environmental or health and safety related law, regulation, rule, ordinance, or by law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted.

(ii) “Hazardous Waste” shall mean and include any hazardous waste as defined or regulated under any Environmental Law.

(iii) “Hazardous Materials” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law.

(b) Except as set forth on Schedule 3.13, (i) Neither the Shareholder nor the Company have ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste; (ii) to the Shareholder’s Knowledge, no Hazardous Material has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the either the Shareholder or the Company, or has ever been located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned or, to the Shareholder’s Knowledge, operated, leased, or used by either the Shareholder or the Company for treatment, storage, or disposal at any other place; (iv) the Company does not presently own, operate, lease, or use, nor has it previously owned or, to the Shareholder’s Knowledge, operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned or, to the Shareholder’s Knowledge, operated, leased, or used by the Company in connection with the presence of any Hazardous Material.

(c) Except as set forth on Schedule 3.13, (i) the Company has no liability under, nor has it ever violated, any Environmental Law; (ii) the Company, any property owned and, to the Shareholder’s Knowledge, operated, leased, or used by the Company, and any facilities and operations thereon are presently in compliance with all applicable Environmental Laws; (iii) the Company has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) the Shareholder has no Knowledge that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

(d) Except as set forth on Schedule 3.13 hereto, no site owned or, to the Shareholder’s Knowledge, operated, leased, or used by the Company contains any asbestos or asbestos containing material, any polychlorinated biphenyls (“PCBs”) or equipment containing PCBs, or any urea formaldehyde foam insulation.

(e) The Shareholder and the Company have provided to Buyer copies of all documents, records, and information available to the Shareholder and the Company concerning any environmental or health and safety matter relevant to the Company, whether generated by the Company or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

3.14 Absence of Material Changes or Events. Except as set forth on Schedule 3.14 or as otherwise contemplated by this Agreement, since December 31, 2006:

(a) there has not occurred a Material Adverse Effect;

(b) the Company has not operated its business other than in the Ordinary Course of Business;

(c) the Company has not suffered any loss to any of its properties, whether or not covered by insurance;

(d) the Company has not declared, set aside or paid any dividends, stock splits, or distributions on the Shares, other than distributions to the Shareholder previously disclosed to Buyer for the purpose of paying Shareholder’s tax liabilities as a result of her ownership of the Company;

(e) the Company has not amended its Articles of Incorporation or By-Laws;

(f) other than sales of Inventory in the Ordinary Course of Business, the Company has not sold, leased, transferred or otherwise disposed of any property or assets;

(g) the Company has not incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other persons or mortgaged or encumbered any of its properties or assets or entered into any capital or operating lease;

(h) the Company has not entered into, waived any rights under, modified, terminated, or received notice of termination of (i) any leases for real estate, (ii) any license, distributorship, franchise, dealer, sales representative, joint venture, credit or similar agreement, (iii) any customer contract, supply contract or other contract or transaction (including with respect to Intellectual Property), (iv) any permit, license, franchise or other governmental authorization or (v) any Material Contract;

(i) except as otherwise contemplated by this Agreement, the Company has not issued or sold or acquired or redeemed any capital stock (or securities convertible into capital stock) or granted any options, warrants, calls or other rights with respect to such capital stock or convertible securities;

(j) the Company has not made or become obligated to make any investment in any new business or other entity;

(k) the Company has not made or become obligated to make any capital expenditures;

(l) the Company has not written down the value of any Inventory or written off as uncollectable any notes or Accounts Receivable;

(m) the Company has not disposed of or permitted to lapse the rights to use any patent, trademark or other Intellectual Property or disclosed trade secrets to a third party;

(n) the Company has not paid nor committed to pay any bonus or other amount, has not forgiven any indebtedness, and has neither increased or accelerated the due date of compensation, to any officer, director, agent, employee or consultant to the Company nor adopted, granted, extended or increased the rate or terms of any Employee Benefit Plan;

(o) the Company has not settled, cancelled or waived any action, claim or right;

(p) the Company has not changed or modified any accounting practice or procedure or the manner in which it maintains its books and records;

(q) the Company has not accelerated any monies due to or payable by the Company, including without limitation any Accounts Receivables of the Company;

(r) the Company has not entered into any Affiliate Transaction or modified, amended, terminated or otherwise altered any existing Affiliate Transaction;

(s) the Company has not received notice from, and is not aware of any pending notice from, any customer, supplier, distributor or other party with which it has had business dealings during the past twelve (12) months terminating or materially adversely changing the business relationship between the Company and such party, and, to the best of the Shareholder’s and the Company’s Knowledge, no such party presently intends or has grounds to terminate or materially adversely change its business relationship with the Company;

(t) the Company has not terminated, or accepted a resignation terminating, the employment of any officer or employee of the Company;

(u) the Company has not failed to pay any of its accounts payable in the Ordinary Course of Business;

(v) the Company has not written up the value of any Inventory or Intellectual Property in a manner not consistent with its usual practice;

(w) neither the Company nor the Shareholder has taken any action or failed to take appropriate action to maintain the Company’s status as a validly electing S corporation under applicable federal or state laws; and

(x) the Company has not agreed to take any of the foregoing actions.

3.15 Compliance with Laws. Except as disclosed on Schedule 3.15, the Company is not in violation of (i) any judgment, decree, injunction, order or ruling of any federal, state or local court or governmental or regulatory body or authority that is binding on the Company or its property under applicable law or (ii) any statute, law, ordinance, regulation, order or rule of any federal, state, local or other governmental agency or body.

3.16 Insurance.

(a) Schedule 3.16(a) sets forth a true and complete list of (i) each insurance policy (the “Insurance Policies”) that is maintained, or was maintained, by the Company at any time during the last five (5) years preceding the Closing Date, the purpose of which was to insure against risk of loss to the Company, (ii) each claim made against any of the Insurance Policies during the last five (5) years and the disposition thereof and (ii) any claims with respect to any Insurance Policies of the Company covering the directors and/or officers of the Company.

(b) With respect to each such Insurance Policy, (i) the policy is legal, valid, binding and enforceable in accordance with its terms, and, except for policies that have expired under its terms in the ordinary course, is in full force and effect; (ii) except as listed in Schedule 3.16(b), the Company is not in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or would permit termination or modification, under the policy and (iii) no party to the policy has repudiated, or given written notice to the Company of an intent to repudiate, any provision thereof.

(c) The Insurance Policies provide coverage as to scope, amounts and duration adequate to insure against losses and other contingencies reasonably expected to be encountered by the business of the Company and is comparable to that reasonably expected to be maintained by other Persons engaged in similar businesses.

3.17 Brokers and Finders. Except as described in Schedule 3.17, the fees and expenses of which shall be payable solely by the Shareholder, the Company has not employed any broker or finder nor incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

3.18 Accounts Receivable. All accounts receivable of the Company as of April 30, 2007 are separately reflected on the Closing Date Balance Sheet and separately identified on Schedule 3.18 hereto (collectively, the “Accounts Receivable”), represent or will represent bona fide sales actually made or services actually performed on or prior to such date in the Ordinary Course of Business and consistent with past practices, are valid receivables subject to no setoffs or counterclaims, and are current and collectible, subject only to the reserve for bad debts set forth on the Closing Date Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Each of the Accounts Receivable will be collected in the Ordinary Course of Business, without any setoffs or counterclaims, subject only to the reserve for bad debts set forth on the Closing Date Balance Sheet. There is no contest, claim or right of set-off under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.18 contains a complete and accurate list of all Accounts Receivables as of the date of the Closing Date Balance Sheet and also sets forth the aging of such Accounts Receivable.

3.19 Certain Payments. No consultant to or director, officer, agent or employee of the Company or any other person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or (iv) in violation of any legal requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.20 Prepayments and Deposits. Except as reflected on Schedule 3.20, the Company does not have any prepayments or deposits from customers for products to be shipped, or services to be performed, after the Closing Date.

3.21 Information. No statement by the Company, the Shareholder or any of their representatives contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by the Company, the Shareholder or any officer, employee, counsel or other agent of the Company or the Shareholder to Buyer pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading. To the Knowledge of the Shareholder, there is no fact that affects, or in the future might reasonably be expected to affect, adversely the condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities of the Company in any material respect that is not set forth in this Agreement or the Schedules.

3.22 Change of Control. No payments are or will become due, no obligations have been or will be accelerated or increased, and no rights have been or will be terminated or modified, as a result of the Company entering into this Agreement or the Company’s consummation of the transactions contemplated hereby, except as set forth on Schedule 3.22.

3.23 Reimbursable Expenses. Except as set forth on Schedule 3.23, the Company has no obligations with respect to reimbursement of expenses incurred in the Ordinary Course of Business of the Company by the Shareholder. All such reimbursed expenses owed to the Shareholder and identified on Schedule 3.23 shall have been paid in full by the Company on or prior to the date hereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Shareholder as follows:

4.1 Corporate Organization; Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authority Relative to this Agreement. Buyer has full corporate power, legal right and corporate authority to execute and deliver this Agreement (and the other documents and instruments to be executed and delivered in connection with this Agreement) and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by the Shareholder and the Company, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

4.3 Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any indenture, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, except for such defaults, violations or breaches which would not in the aggregate have a Material Adverse Effect on the Buyer or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, or any of its properties or assets.

4.4 Brokers and Finders. Buyer has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

4.5 Valid Issuance of Buyer Stock. The shares of Buyer Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to preemptive or repurchase rights or rights of first refusal created by applicable law, Buyer’s Certificate of Incorporation or By-laws, or any agreement by which Buyer is a party or is bound (except for the Escrow Agreement), and will be issued in compliance with all applicable federal and state securities laws.

4.6 Commission Filings. Buyer or its predecessor has filed with the Securities and Exchange Commission (the “Commission”) all forms, reports and documents required to be filed by Buyer with the Commission since June 30, 2004 (collectively, the “Buyer Commission Reports”). The Buyer Commission Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Commission Reports or necessary in order to make the statements in such Buyer Commission Reports, in the light of the circumstances under which they were made, not misleading.

ARTICLE V.

COVENANTS OF THE PARTIES

5.1 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to fulfill the conditions to the parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, making all required filings and applications and complying with or responding to any requests by governmental agencies and obtaining all consents, approvals, orders, waivers, licenses, permits and authorizations required in connection with the transactions contemplated hereby. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby. All books and records of the Company and all of the Shareholder’s books and records that pertain to the Company that have not been previously delivered shall be transferred to the Buyer. A list of the books and records previously delivered to Buyer is set forth on Schedule 5.1.

5.2 Public Announcements. The Shareholder and Buyer will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, except for any public announcements governed by federal securities laws. The Shareholder shall not unreasonably withhold or delay her consent to a public announcement of the transactions contemplated by this Agreement in a form reasonably proposed by the Buyer. In addition, the Shareholder shall not issue any press release without the prior written approval of the Buyer which approval shall not be unreasonably delayed or withheld.

5.3 Covenants with Respect to Taxes. The following provisions shall govern the allocation of responsibility as between Buyer and Shareholder for certain Tax matters following the Effective Time:

(a) Tax Indemnification. The indemnification obligations of the Shareholder with respect to Taxes are provided in ARTICLE VI of this Agreement.

(b) Straddle Period. In the case of any Taxable period that includes (but does not end on) the Effective Time (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period (as defined in Section 6.1(e)) shall be determined based on an interim closing of the books as of the close of business on the Effective Time (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Effective Time and the denominator of which is the number of days in such Straddle Period.

(c) Responsibility for Filing Tax Returns; Refunds. At Shareholder’s expense, Shareholder shall prepare or cause to be prepared and file or cause to be filed for all Tax periods ending on the day of or prior to the Effective Time all income Tax Returns for the Company whether filed before or to be filed after the Effective Time. Shareholder shall permit Buyer to review, comment and approve (which approval shall not be unreasonably withheld or delayed) each such Tax Return described in the preceding sentence prior to filing. Buyer, at Buyer’s expense, shall be responsible for the preparation and filing of all other Tax Returns for the Company required to be filed after the Effective Time. Buyer shall permit Shareholder to review and comment on each such Tax Return described in the preceding sentence prior to filing, provided that such Tax Return includes or reflects Taxes or Tax reporting positions relating to the Pre-Closing Tax Period. To the extent permitted by applicable law, Shareholder shall include any income, gain, loss, deduction or other tax items for such periods on her Tax Returns in a manner consistent with the Schedule K-1s or other documents furnished to Shareholder for such periods.

(d) Cooperation on Tax Matters.

(i) The Buyer and the Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 5.3(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholder and the Buyer agree (A)

to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations (and, to the extent notified by Buyer or Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Shareholder, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Buyer and Shareholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Effective Time and, after the Effective Time, the Company shall not be bound thereby or have any liability thereunder.

(f) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (“Transfer Taxes”) (including penalties and interest) incurred in connection with the transactions contemplated by, and the Code Section 338(h)(10) election described in, this Agreement shall be paid by the Shareholder when due (unless contested in good faith), and the Shareholder will, at her own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g) Certain Elections. Prior to the Closing, neither the Company nor the Shareholder shall make or change any election with respect to Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior consent of Buyer.

(h) S Corporation Status. The Shareholder shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Shareholder shall not take or allow any action other than the sale of Company’s stock pursuant to this Agreement that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362. In the event that it is determined that the Company failed to qualify as an “S corporation” within the meaning of Code Section 1361 (or any comparable provision of state or local Tax law) at any time other than as a result of the sale of Company’s stock pursuant to this Agreement, Shareholder will use her best efforts to remedy the circumstance resulting in such disqualification (including but not limited to any measures that may be taken pursuant to Code Section 1362 or the Treasury Regulations promulgated thereunder and any comparable provision of state or local Tax law).

(i) 338(h)(10) Election. The Shareholder shall: (a) join with the Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Shares hereunder (collectively, a “Section 338(h)(10) Election”); (ii) provide at the Closing the information necessary to permit any Section 338(h)(10) Election to be made; (iii) at the Closing, properly execute two copies of IRS Form 8023, and any equivalent form required by state and local law and required schedules thereto; (iv) take all actions necessary and appropriate (including filing such Tax Returns, forms, elections, schedules and other documents that may be required) to effect and preserve any such Section 338(h)(10) Election; (v) report the Buyer’s acquisition of the Company consistent with any such Section 338(h)(10) Election; (vi) take no position to the contrary in any Tax Return, any proceeding before a taxing authority or otherwise prejudice any such Section 338(h)(10) Election and (vii) include her respective share of any income, gain, loss, deduction, or other Tax item resulting from a Section 338(h)(10) Election on her Tax Returns to the extent required by applicable law and subject to the terms of this Agreement. Shareholder will execute and deliver to Buyer such additional documents or forms as are reasonably requested by Buyer to properly complete the Section 338(h)(10) Election at least 45 days prior to the date such Section 338(h)(10) Election is required to be filed.

(j) Purchase Price Allocation. The Buyer and the Shareholder agree that the Purchase Price and the liabilities of the Company (plus other relevant items required under Code Section 338(h)(10)) will be allocated to the assets of the Company for Tax purposes in a manner consistent with the fair market values and allocation rules set forth in the allocation schedule attached hereto as Schedule 5.3(j). The Shareholder and the Buyer shall file all Tax Returns (including amended returns and claims for refund) and information reports (which shall not include publicly filed financial statements) in a manner consistent with such allocation and will take no position contrary thereto unless required to do so by applicable Tax laws. Appropriate adjustments to such allocation schedule shall be made in the event that the purchase price for the Company is adjusted, and such adjustments shall be determined by the Treasury Regulations promulgated under Section 338 of the Code. In the event that any of the allocations set forth in Schedule 5.3(j) are disputed by a taxing authority, the party receiving notice of such dispute shall use reasonable efforts to notify the other party, and Shareholder and Buyer shall cooperate in good faith in responding to such challenge to preserve the effectiveness of such allocation, each at its own cost and expense.

(k) Survival of Obligations. Notwithstanding any other provision in this Agreement to the contrary, the obligations of the parties set forth in this Section 5.3 shall be unconditional and absolute and shall remain in effect for a period of five years following the Closing Date without limitation as to amount.

5.4 Use of Trade Names. After the Closing, other than in the course of performing her duties on behalf of the Buyer or the Company, the Shareholder will not, and will not cause or permit, any Affiliate, spouse or child (as the case may be) to use the names “KJM” or “KJM & Associates” or any derivation thereof in connection with any business or other enterprise, or the domain names www.kjmassoc.com or www.kjmlive.com or any other trademarks, trade names, domain names or logos utilized by the Company.

5.5 Availability of Buyer’s Public Information. For the period from the date hereof through the date that is two years following the Escrow Termination Date, Buyer shall timely file all reports required to be filed pursuant to the Exchange Act and to keep available adequate current public information about itself, as such information is described in Section (c) of Rule 144 under the Securities Act.

5.6 Personal Guarantees. The Buyer shall use its commercially reasonable best efforts to terminate or replace all personal guaranties provided by the Shareholder or Sandra Mask of any obligation of the Company within ninety (90) days following the Closing Date.

ARTICLE VI.

SURVIVAL AND INDEMNIFICATION

6.1 Indemnification by Shareholder. Subject to the other provisions of this ARTICLE VI, from and after the Closing, the Shareholder shall covenant and agree to defend, indemnify and hold harmless the Company, the Buyer, Buyer’s Affiliates and each of their officers, directors, members, managers, employees, shareholders and agents (the “Buyer Indemnified Parties”) from and against any costs or expenses (including without limitation sampling, monitoring and remediation costs, reasonable attorneys’ and consultants’ fees and disbursements, and the reasonable out-of-pocket expenses of testifying and preparing for testimony and responding to document and other information requests, and in connection with the enforcement of any rights hereunder), judgments, liabilities, fines, penalties, diminution in value, royalties, design costs, amounts paid in settlement, losses, claims and damages (including without limitation personal injury or death, property damage or damage to natural resources) (collectively, “Damages”) incurred by such Buyer Indemnified Parties, to the extent they relate to, arise out of or are the result of:

(a) the breach of or any inaccuracy in any of the representations and warranties of the Shareholder contained in or made pursuant to this Agreement, the Schedules attached hereto and any other document, instrument, agreement, certificate entered into in connection therewith;

(b) the breach or nonperformance of any covenant or agreement of the Shareholder contained in this Agreement;

(c)(A) any violation or alleged violation of applicable Environmental Laws, any Environmental Conditions on, at, under or emanating from the Property or any of the Former Facilities or any pollution or threat to human health or the environment that is related in any way to the management, use, control, ownership or operation of the assets or the business of the Company by the Shareholder, or by any previous owner or operator, including without limitation, all on-site and off-site activities involving Hazardous Materials, and that occurred or existed or arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, before the Closing Date, whether or not such violation or alleged violation, Environmental Condition or pollution or threat to human health or the environment is described on Schedule 3.13 or has otherwise been disclosed to or discovered by Buyer; and (B) any liabilities arising out of or in connection with any of the events, circumstances, or conditions described on Schedule 3.13;

(d) any and all liabilities arising out of or in connection with the Company’s Employee Benefit Plans as set forth on Schedule 3.10(a);

(e)(i) any Taxes (or the non-payment thereof) attributable to the Company for all Taxable periods ending on the date of or before the Effective Time and the portion through the end of the date of the Effective Time for any Taxable period that includes (but does not end on) the Effective Time (a “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Effective Time, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of (i), (ii) and (iii) above, Shareholder shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Date Balance Sheet (rather than in any notes thereto). Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Shareholder set forth in this Section 6.1(e) shall be unconditional and absolute and shall remain in effect for a period of five years from the Closing Date and shall not be subject to the Cap;

(f) any failure of the Shareholder to discharge any liabilities of the Company not appearing on the Closing Date Balance Sheet, including but not limited to debt or liabilities to employees for payment of wages, benefits or other compensation accrued prior to Closing;

(g) any liability or claim, whether known or unknown, asserted or unasserted, or actual or contingent, arising out of or related to the operations of the Company prior to the Closing except to the extent disclosed in the Financial Statements or Interim Balance Sheet;

(h) any Actions pending or threatened against the Company or arising out of any action or failure to act when an obligation to act existed, by the Company prior to the Closing, including but not limited to those lawsuits identified on Schedule 3.9 hereto;

(i) any and all liabilities arising out of or in connection with any former shareholder of the Company, including without limitation such former shareholder’s ownership in the Company;

(j) any Accounts Receivables reflected on the Closing Date Balance Sheet and identified on Schedule 3.18 that have not been collected within one year from the Closing Date; or

(k) any liability arising as a result of the provision of any service performed by or the use of any product sold by the Company prior to the Closing.

6.2 Limitations on Indemnity.

(a) Survival. All representations and warranties set forth (i) in ARTICLES II, III and IV (other than Section 3.6) shall survive the Closing and shall remain in full force and effect until the Escrow Termination Date, (ii) in Section 3.6 shall survive for a period of five years following the Closing Date. All covenants, obligations and other agreements contained in this Agreement shall survive the Closing indefinitely unless a specific time limit is set forth in such covenant, obligation or other agreement. No party providing indemnification pursuant to this ARTICLE VI (an “Indemnifying Party”) shall be obligated to provide such indemnification to the party seeking indemnification (the “Indemnified Party”) unless the Indemnifying Party shall have received written notice thereof within the applicable time period for survival of such representation or warranty, as set forth above.

(b) Basket. The Shareholder shall have no liability to any Buyer Indemnified Party for indemnification or otherwise with respect to Damages arising from, by reason of, or in connection with Section 6.1, unless the aggregate amount of Damages is in excess of Fifty Thousand Dollars ($50,000), and then the Shareholder shall be responsible only for the amount of such Damages in excess of Fifty Thousand Dollars ($50,000) (such arrangement the “Basket”); provided, however, that the Basket shall not apply to any indemnification claim for Damages made by a Buyer Indemnified Party pursuant to Section 6.1(e) or as a result of a breach of a representation or warranty set forth in Section 3.6 or 5.3 hereof.

(c) Net Damages. The amount of any Damages for which indemnification is provided under this ARTICLE VI shall be net of any amounts recoverable by the Indemnified Party under insurance policies with respect to such Damages.

(d) Cap. Notwithstanding anything to the contrary herein, except in the case of actual fraud, the Shareholder shall have no liability to the Buyer Indemnified Parties for indemnification under this ARTICLE VI for any amount of Damages that are determined to be subject to indemnification by the Shareholder or otherwise in excess of, in the aggregate, the value of the Restricted Shares subject to the Escrow Agreement (the “Cap”); provided, however, that any indemnification claim for Damages made by a Buyer Indemnified Party pursuant to Section 6.1(e) or as a result of a breach of a representation or warranty set forth in Section 3.6 or 5.3 hereof shall be unconditional and absolute and shall remain in effect for a period of five years following the Closing Date and shall not be subject to the Cap and the Buyer shall not be required to assert claims for indemnify therefor against the Restricted Shares.

(e) Restricted Shares. The Shareholder hereby agrees to pledge the Restricted Shares in order to secure her indemnification obligations hereunder and shall deliver stock certificates, duly endorsed in blank, evidencing the pledged Restricted Shares to the Escrow Agent at Closing, who shall hold such Restricted Shares subject to the terms and conditions of the Escrow Agreement. Any amount determined to be due to Buyer (or any other Buyer Indemnified Party) pursuant to a claim for indemnification under this ARTICLE VI shall be paid to the Buyer by the distribution by the Escrow Agent of that certain number of Restricted Shares, such Restricted Shares to be valued at the resulting price of Buyer Stock calculated on the daily average of the closing of the Nasdaq Global Market price for Buyer Stock for the ten trading days up to and including the day preceding the date of the claim for indemnification, sufficient to satisfy such indemnification liability. Upon the expiration or termination of the Escrow Agreement, any and all Restricted Shares remaining in escrow and not required to support the Shareholder’s indemnification obligations hereunder shall be released to the Shareholder.

6.3 Claims.

(a) If an Indemnified Party intends to seek indemnification pursuant to this ARTICLE VI, such Indemnified Party shall promptly notify the Indemnifying Party and the Escrow Agent, in writing, of such claim describing such claim in reasonable detail, provided that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless and only to the extent it is actually prejudiced thereby. In the event that such claim involves a claim by a third party against the Indemnified Party that seeks Damages in an amount in respect of which indemnification pursuant to this ARTICLE VI would be available, the Indemnifying Party shall have 30 days after receipt of such notice to decide by written notice to the Indemnifying Party (i) to indemnify the Indemnified Party and undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, (ii) to reserve its rights to indemnify the Indemnified Party and undertake, conduct and control, through counsel of its own choosing, the settlement or defense thereof, or (iii) to affirmatively refuse to indemnify the Indemnified Party. If the Indemnifying Party decides to take the actions described in subparagraphs (i) and (ii) immediately above, the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it, and provided further, that the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle or compromise any action, it being understood that no such settlement or consent shall impose any obligations on the Company with respect to the conduct of its business. The Indemnified Party shall have the right to settle any claim or action without the consent of the Indemnifying Party; provided that if the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, further as long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(b) The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this ARTICLE VI, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

6.4 Exclusive Remedies. The indemnification procedures set forth in this ARTICLE VI and the rights of the parties to obtain specific performance and other equitable remedies set forth in Section 8.12 hereof shall be the only remedies available to the parties hereto with respect to any claim for indemnification arising out of this Agreement, including, without limitation, any claim for Damages arising out of breach of contract, breach of representation, warranty or duty, or otherwise, except in case of fraud for which the parties shall be entitled to pursue any remedy available at law or otherwise in addition to any other remedy that the parties may have under this Agreement.

6.5 Indemnification Payments.

(a) All indemnification payments to an Indemnified Party pursuant to this ARTICLE VI shall be treated by the parties hereto as adjustments to the Purchase Price and such treatment shall govern for purposes hereof.

(b) Any amount determined due to Buyer (or any Buyer Indemnified Party) pursuant to a claim for indemnification under this ARTICLE VI or otherwise shall only be paid to Buyer (or such Buyer Indemnified Party) out of the Restricted Shares pledged hereunder in accordance with the terms of the Escrow Agreement.

ARTICLE VII.

DEFINITIONS AND TERMS

7.1 Specific Definitions. As used in this Agreement, the following terms shall have the meaning set forth as referenced below:

“Accounts Receivable” is defined in Section 3.18.

“Actions” is defined in Section 3.9.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

“Affiliate Transaction” and “Affiliate Transactions” are defined in Section 3.3.

“Agreement” is defined in the Preamble.

“Basket” is defined in Section 6.2(b).

“Buyer” is defined in the Preamble.

“Buyer Indemnified Parties” is defined in Section 6.1.

“Buyer Stock” is defined in Section 1.2(b).

“Capital Lease” is defined in Section 3.5.

“Cash Payment” is defined in Section 1.2(b)

“Closing” is defined in Section 1.1.

“Closing Date” is defined in Section 1.4.

“Closing Date Balance Sheet” is defined in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” is defined in Section 3.8(a)(v).

“Company” is defined in the Preamble.

“Damages” is defined in Section 6.1.

“December 31, 2006 Balance Sheet” is defined in Section 3.7(a).

“Effective Time” is defined in Section 1.4.

“Employee Benefit Plan” is defined in Section 3.10(a).

“Employment Agreement” shall mean the employment agreement entered into between the Buyer and Karen J. Mask in the form of Exhibit C.

“Environmental Conditions” shall mean any environmental contamination or pollution or threatened contamination or pollution of, or the release or threatened release of Hazardous Materials into, the surface water, groundwater, surface or subsurface strata, other geologic media, air and land’.

“Environmental Laws” is defined in Section 3.13(a)(i).

“ERISA” is defined in Section 3.10(a).

“ERISA Affiliate” is defined in Section 3.10(a).

“ERISA Plans” is defined in Section 3.10(a).

“Escrow Agent” is defined in Section 1.2(b).

“Escrow Agreement” is defined in Section 1.2(b).

“Escrow Termination Date” shall mean May 10, 2009.

“Financial Statements” is defined in Section 3.7(a).

“Former Facilities” shall mean any plants, offices, land, manufacturing or other facilities formerly owned, operated, leased, managed, used, controlled or occupied by the Company, or by any current or former subsidiary of the Company.

“GAAP” shall mean generally accepted accounting principles applied, as in effect in the United States of America, consistently applied, solely to the extent consistent with such generally accepted accounting principles.

“Governmental Authority” shall mean all entities exercising executive, legislative, judicial, regulatory, or administrative authority or functions of government, whether the scope of such functions are transnational, national, or limited to certain states, provinces, municipalities or other political subdivisions, including agencies, departments, boards, commissions, or other instrumentalities of any country or any political subdivisions thereof.

“Hazardous Material” is defined in Section 3.13(a)(iii).

“Holdings” is defined in the recitals to this Agreement.

“Indebtedness” shall mean, with respect to the Company, all current or long term indebtedness for borrowed money, notes payable representing indebtedness for borrowed money (including notes payable to the Shareholder), capital leases and any indebtedness under a line of credit or any guarantees of any of the foregoing.

“Indemnified Party” is defined in Section 6.2(a).

“Indemnifying Party” is defined in Section 6.2(a).

“Insurance Policies” is defined in Section 3.16(a).

“Intellectual Property” is defined in Section 3.12(a).

“Interim Balance Sheet” is defined in Section 3.7(b).

“Interim Financial Statements” is defined in Section 3.7(b).

“Inventory” means all salable and usable inventory of the Company, stock in trade, work-in-progress, finished goods and raw materials, including usable supplies and other items reflected on the Company’s books and records as inventory.

“Knowledge”, or “knowledge”, “known” or terms of similar nature means the actual knowledge of the Shareholder after due inquiry of those Persons whom the Shareholder reasonably believes would have knowledge of the matters presented.

“Leased Property” is defined in Section 3.5.

“Lien” is defined in Section 2.1.

“Material Adverse Effect” shall mean any event having a material adverse effect on the business, condition (financial or otherwise), prospects or results of operations of the Company.

“Material Contract” is defined in Section 3.8(a).

“Non-Competition Agreement” is defined in Section 1.5(i).

“Ordinary Course of Business” shall mean an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person and is comparable in size and stage of development.

“OSHA” is defined in Section 3.11(c).

“PBGC” is defined in Section 3.10(c).

“Permits” is defined in Section 3.4(b).

“Permitted Encumbrances” shall mean Liens which (i) are reflected on the Interim Balance Sheet, (ii) relate to current Taxes (as hereinafter defined) not yet due or being contested in good faith by appropriate proceedings, (iii) are imposed by law, such as carriers’ warehousemen’s and mechanics’ liens, with respect to which the underlying obligations are not delinquent, (iv) relate to zoning, entitlement or other land use regulations, (v) are items that would be reflected on an accurate survey of the real property, (vi) are all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance or title commitments that have been made available, or have been provided, to Buyer or (vii) do not detract from the value or interfere with the present use of any such property and do not secure obligations for borrowed money or the deferred portions of the purchase price of acquired property other than as reflected on the Interim Balance Sheet (or the notes thereto).

“Person” shall mean any individual, corporation, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust or other entity.

“Pre-Closing Tax Period” is defined in Section 6.1(e).

“Property” shall mean the facilities presently owned or leased and operated by the Company in connection with the conduct of its business.

“Pro Rata” shall mean, with respect to each Shareholder, the percentage set forth on Schedule 2.1 for such Shareholder.

“Purchase Price” is defined in Section 1.2(a).

“Restricted Shares” is defined in Section 1.2(b).

“Restricted Shares Amount” is defined in Section 1.2(b).

“Restricted Shares Price” is defined in Section 1.2(d).

“Shareholder” is defined in the Preamble.

“Shares” is defined in the recitals to this Agreement.

“Straddle Period” is defined in Section 5.7(b).

“Taxes” is defined in Section 3.6(l)(i).

“Tax Return” is defined in Section 3.6(l)(ii).

“Transaction” is defined in Section 5.9.

“WARN” is defined in Section 3.11(c).

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.1 Amendment and Modification. This Agreement may be amended or modified at any time by the parties hereto, pursuant to an instrument in writing signed by the Buyer and the Shareholder.

8.2 Extension; Waiver. At any time, the party entitled to the benefit of any respective term or provision hereof may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party entitled to the benefits of such extended or waived term or provision. The representations, warranties and agreements of any of the parties provided for in this Agreement, and the parties’ obligations hereunder, shall continue in effect notwithstanding any investigation made by the other party hereto.

8.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (b) may not be assigned, by operation of law or otherwise by a party hereto, without the prior written consent of the Buyer (in the case of any assignment by the Shareholder) or the Shareholder (in the case of any assignment by the Buyer). Notwithstanding the foregoing, the Buyer may assign this Agreement to any legal entity which it controls, is controlled by, or is under common control with, and/or to any Person providing financing to Buyer to enable it to consummate the transactions contemplated hereunder. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective beneficiaries, heirs, successors and permitted assigns.

8.4 Validity. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.5 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a)

delivered to the appropriate party address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, or Person as a party may designate by notice to the other parties):

(a)	if to the Buyer, to

Hill International, Inc.
303 Lippincott Centre
Marlton, New Jersey 08053
Telecopy: (856) 810-9407
Attention: Irvin E. Richter, Chairman and CEO

with a copy to

McCarter & English, LLP
245 Park Avenue
33rd Floor
New York, New York 10167
Telecopy: (212) 609-6900
Attention: Peter S. Twombly, Esq.

(b)	if to the Shareholder, to

Karen J. Mask
39 Cascade Key
Bellevue, Washington 98006
Telecopy: (425) 747-7325

with a copy to

Summit Law Group PLLC
315 fifth Ave. S. Suite 1000
Seattle, Washington 98104
Telecopy: (206) 676-7002
Attention: Michael J. Erickson, Esq.

Any party may change any of the information set forth above by providing notice to the other parties in accordance with this Section 8.5.

8.6 Governing Law; Consent to Jurisdiction and Service of Process. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of Delaware, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby agrees that service of process in any such suit, action or proceeding brought in the aforementioned courts shall be made by delivering copies thereof by Federal Express or a similar reputable international delivery service, prepaid, to the address set forth or referred to in Section 8.5.

8.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

8.8 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed copies of this Agreement and all documents contemplated herein may be delivered via facsimile or other legible electronic means, and such electronic copies shall be as valid as the originals.

8.9 Expenses. Whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. In particular, except as provided below, the Shareholder shall bear all costs and expenses of legal counsel to the Shareholder and all other advisors, including brokers’ or investment bankers’ fees and any costs or fees associated with any consents required to be obtained under this Agreement, incurred by the Shareholder or the Company (prior to the Closing) in connection with this Agreement and the transactions contemplated hereby.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its affiliates and nothing in this Agreement, express or implied, is intended by or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.11 No Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

8.12 Specific Performance. Except for the indemnification provisions set forth in ARTICLE VI, the parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, in addition to any other remedy at law or equity.

8.13 Independent Legal Counsel. The Shareholder hereto specifically agrees that she has a duty to read this Agreement and agrees that she is charged with notice and knowledge of the terms of this Agreement, that she has in fact read the Agreement, that she has been represented by independent legal counsel of her choice throughout the negotiations prior to its execution of this Agreement and has received the advice of her counsel in entering into this Agreement and she recognizes that certain of the terms of this Agreement result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any indemnity or exculpatory provision of this Agreement on the basis that the party had no notice or knowledge of such provisions or that the provision is not “conspicuous”.

[signature page follows—remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first written above.

BUYER:

HILL INTERNATIONAL, INC.

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman & CEO

SHAREHOLDER:

/s/ Karen J. Mask
KAREN J. MASK

Signature page to Stock Purchase Agreement